Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:    HUGH FRATER                 OR          RICHARD SHEA
            PRESIDENT AND CEO                       COO AND CFO
            ANTHRACITE CAPITAL, INC.                ANTHRACITE CAPITAL, INC.
            TEL: (212) 754-5535                     TEL: (212) 754-5579


                           ANTHRACITE CAPITAL, INC.
                     INCREASES CAPITAL BASE BY COMPLETING
                           MERGER WITH CORE CAP, INC


NEW YORK, NY - May 15, 2000, Anthracite Capital, Inc. (NYSE:AHR), announced today that it will increase its equity capital base by approximately $86 million to approximately $255 million by completing the previously announced merger of CORE Cap, Inc. ("CORE Cap"). The transaction closed May 15, 2000 pursuant to the CORE Cap shareholders vote in favor of the merger agreement signed on February 8, 2000.

Hugh Frater, President and CEO of Anthracite, said, "We are very excited about this transaction as it provides Anthracite with a significant amount of new capital on attractive terms. This comes at a time when we see tremendous opportunities in the high yield real estate markets. The transaction will be accretive to year 2000 earnings, enhancing our primary objective of creating strong earnings to support a high current dividend. Furthermore, we are delighted that CORE Cap's largely institutional shareholders have expressed a strong vote of confidence in Anthracite and its prospects."

David Applegate, Chief Operating Officer of GMAC Mortgage commented "Following the merger with CORE Cap, Anthracite will be in a solid position to capitalize on consolidation opportunities in the mortgage finance sector as well as provide superior risk adjusted returns to its shareholders." Mr. Applegate will become one of two CORE Cap board members joining the Anthracite's board when the transaction closes. GMAC, as a result of the transaction, will become one of the largest shareholders of Anthracite.

The merger agreement provides for Anthracite to acquire 100% of the outstanding common and preferred shares of CORE Cap for common shares and Series B preferred shares of Anthracite. The exchange ratio for the common stock was set at 1.2833 shares of Anthracite for each share of CORE Cap based on the respective net asset values of Anthracite and CORE Cap. Anthracite issued 4,180,609 new shares representing 16.6% of pro-forma shares outstanding and adding approximately $30 million to its common equity base.

Anthracite will also issue 2,261,000 shares of new Series B preferred stock. The Series B preferred stock will be 10% perpetual stock with a liquidation preference of $56.5 million that is pari passu with Anthracite's Series A preferred stock. Anthracite common shareholders are currently considering a proposal to allow the Series B preferred stock to convert into common stock. The proposed strike price for the conversion has been set at $17.09. If the conversion proposal is not passed, the coupon of the Series B preferred stock will increase by 50 basis points per year until a conversion feature is approved.

At the close of trading on May 15, 2000 AHR stock was quoted at $6 3/4; resulting in a 17.19% yield based on the current, annualized dividend of $1.16 per share. As of closing the average credit quality of the Company's assets increased to BBB, as CORE Cap's assets are all investment grade quality residential loans and mortgage backed securities including Agency securities.

Anthracite was advised in this transaction by Prudential Securities Incorporated, CORE Cap was advised by PaineWebber Incorporated, and GMAC Mortgage Asset Management was advised by Merrill Lynch & Co. The transaction will be taxable and accounted for as a purchase.

Anthracite is a publicly traded mortgage real estate investment company which invests in a diversified portfolio of multi-family, commercial and residential mortgage loans, mortgage-backed securities, and other real estate related assets. Anthracite is externally managed by BlackRock Financial Management, Inc., a subsidiary of BlackRock, Inc. (NYSE:BLK). BlackRock, Inc., an investment management firm based in New York City, is majority owned by PNC Bank (NYSE:PNC) and manages over $170 billion in investment assets.

Safe Harbor Statement

Certain statements contained herein are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995,
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward looking statements may be identified by reference to a future period(s) or by the use of forward-looking terminology, such as "may," " will," "intend," "should," "expect," "anticipate," "estimate" or "continue" or the negatives thereof or other comparable terminology. The Company's actual results could differ materially from those anticipated in such forward-looking statements due to a variety of factors. These factors include but are not limited to, the demand for our products; competitive factors in the businesses in which we compete; adverse changes in the securities markets and the availability of and costs associated with sources of liquidity; inflation and changes in the interest rate environment that reduce margins or the fair value of financial instruments; changes in currency exchange rates; changes in national, regional or local business conditions or economic environments; government fiscal and monetary policies; legislative or regulatory changes that affect our business; factors inherent to the valuation and pricing of commercial loans; other factors generally understood to affect the value of commercial loans; and the other risks detailed in the Company's periodic reports as filed with the Securities and Exchange Commission (the "SEC") on Forms 10-Q, 8-K and 10-K and any amendments with respect thereto filed with the SEC; and other filings made by the Company with the SEC. The Company does not undertake, and specifically disclaims any obligation, to release publicly the results of any revisions which may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

For additional information visit our website at www.anthracitecapital.com.

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